Exhibit 10.9

FIFTH AMENDING AGREEMENT to the Credit Agreement dated as of February 7, 2003, entered into in Toronto, Ontario, as amended by a First Amending Agreement dated as of December 2, 2003, a Second Amending Agreement dated as of October 12, 2004, a Third Amending Agreement dated as of January 17, 2006, and a Fourth Amending Agreement dated as of April 27, 2006, dated as of October 31, 2007

AMONG:
SUN MEDIA CORPORATION, a corporation continued and existing under the laws of British Columbia, Canada, having its chief executive office at 333 King Street East, in the City of Toronto, Province of Ontario (hereinafter called the "Borrower")
PARTY OF THE FIRST PART
AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF OR FROM TIME TO TIME PARTIES TO THE CREDIT AGREEMENT (the "Lenders")
PARTIES OF THE SECOND PART
AND:
BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT FOR THE LENDERS, a duly constituted bank, having a place of business at 1455 Market Street, 5th floor, in the City of San Francisco, California, 94103, and at 200 Front Street West, Suite 2700, Toronto, Ontario, M5V 3L2 (hereinafter called the "Administrative Agent")
PARTY OF THE THIRD PART

        WHEREAS the parties hereto are parties to a Credit Agreement dated as of February 7, 2003, as amended by a First Amending Agreement dated as of December 2, 2003, a Second Amending Agreement dated as of October 12, 2004, a Third Amending Agreement dated as of January 17, 2006 and a Fourth Amending Agreement dated as of April 27, 2006 (the "Credit Agreement");

        WHEREAS the Borrower has requested certain amendments to the Credit Agreement in order to, inter alia (i) amend certain definitions affecting financial covenants, and (ii) amend certain positive and negative covenants;

        WHEREAS the Borrower has decided to voluntarily repay all amounts owing under Term Facility B and, on October 22, 2007, sent to the Administrative Agent a prepayment notice to that effect in accordance with Section 2.06;

        WHEREAS pursuant to the aforesaid notice, the Borrower will permanently repay all amounts owing under Term Facility B and cancel same at substantially the same time as this Fifth Amending Agreement comes into effect, by using the funds received out of the first advance under the QMI Subordinated Debt to repay the Term Facility B Lenders in full;

        WHEREAS at substantially the same time, the Borrower will terminate and settle all foreign exchange Hedging Agreements forming part of the Hedging Requirements associated solely with the Debt under Term Facility B; and

        WHEREAS the Facility A Lenders and the Term Facility C Lenders have agreed with the Borrower to the amendments contemplated hereby, and the Term Facility C Lenders have agreed that the Facility B Lenders will be repaid in full and Term Facility B cancelled at substantially the same time as this Fifth Amending Agreement comes into effect, and as such, the Lenders have complied with the provisions of Section 12.01 of the Credit Agreement, as evidenced by the signature of each Lender on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.     INTERPRETATION

1.
This Fifth Amending Agreement is declared to be supplemental to the Credit Agreement and is to form part thereof and shall have the same effect as though incorporated therein. The words and expressions starting by an upper case letter used herein, unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, have the same meaning as that ascribed to them in the Credit Agreement and all of the provisions of the Credit Agreement, except only insofar as they may be inconsistent with the express provisions hereof, shall apply to and shall have effect in connection with this Fifth Amending Agreement.

2.
Except as otherwise expressly amended hereby, the Credit Agreement remains unamended and in full force and effect. The amendments set forth herein shall not constitute novation of the obligations of the parties to the Credit Agreement and the other Credit Documents.

3.
The preamble of this Fifth Amending Agreement shall form an integral part hereof as if recited at length herein.

4.
The division of this Fifth Amending Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles are only meant to be for reference and do not affect the meaning or the interpretation of this Fifth Amending Agreement.

5.
This Fifth Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

6.
This Fifth Amending Agreement and the interpretation and enforcement thereof shall be governed by and construed in accordance with the laws of the Province of Ontario.

7.
This Fifth Amending Agreement shall become effective on October 31, 2007.

II.    AMENDMENTS

1.
The definitions of "Commitment" and "Facility A" and section 5 of Schedule 6 to the Credit Agreement are amended by replacing the phrase "Cdn$75,000,000" by the phrase "Cdn$70,000,000 (subject to the Borrower's option under Subsection 2.02(4))".

2.
The definition of "Consolidated EBITDA" is deleted and replaced by the following:

    " "Consolidated EBITDA" means, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, earnings from equity-accounted investments, extraordinary items, Consolidated Interest Charges, Special Charges (subject to clauses (i) and (ii) below), non-cash charges for non-recurring restructuring charges and gains and losses on asset sales and refinancings, foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation and amortization, without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP ("EBITDA"); for greater certainty, there shall be excluded from the calculation of Consolidated EBITDA, to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities. When calculating "Consolidated EBITDA" from time to time for the purposes of the definitions of "Interest Charge Coverage Ratio" and "Leverage Ratio", (i) Special Charges in an aggregate amount not to exceed up to $25,000,000 (incurred from January 17, 2006 until December 31, 2007) may be added to the earnings of such Person, to the extent previously deducted from the earnings of such Person; and (ii) cash charges for non-recurring restructuring charges shall not be included in or deducted from Consolidated EBITDA to the extent they are in an aggregate amount of less than $35,000,000 during the period commencing October 1, 2007 and ending on the last day of the Term of Facility A (in addition to any portion of the Special Charges referred to in (i) above that is incurred during the period commencing April 1, 2007 and ending December 31, 2007).

            In addition, Consolidated EBITDA shall (A) exclude the EBITDA of (a) any Person, and (b) every division, line of business or group of operating assets used in carrying on a distinct business (collectively called an "Operating Business") that (in the case of either (a) or (b) above) no longer belong to the Borrower or a subsidiary (a "Former Contributor") on the last day of such period which would otherwise be included in such consolidated results of operations of the Borrower because such Former Contributor has been disposed of during such period; and (B) include the EBITDA for such period of each Person and of every Operating Business that, during such period, became (or, in the case of an Operating Business, became part of) the Borrower or a subsidiary and which is (or is comprised within) the Borrower or a subsidiary on the last day of such period on a pro forma basis for such period, based on audited historical results of operations, or, if unavailable, reasonable projections satisfactory to the Administrative Agent.".

3.
The definitions of "Consolidated Fixed Charges" and "Fixed Charge Coverage Ratio" are deleted.

4.
The definition of "Consolidated Interest Charges" is amended (i) by adding a paragraph "(D)" to clause (i) as follows: "and (D) any interest not paid in cash or out of other assets of the Borrower or the Guarantors in respect of the QMI Subordinated Debt", and (ii) to take into account the impact of acquisitions and dispositions on a pro forma basis. Consequently, the definition now provides as follows:

    " "Consolidated Interest Charges" means, for any Person, for any period for the Person and its subsidiaries, the sum of, without duplication, (i) all items properly classified as interest expense in accordance with GAAP (other than amounts paid in respect of (A) the Back-to-Back Transactions, including under the Existing Back-to-Back Securities, (B) any non-cash foreign exchange gains or losses recognized in relation to foreign currency denominated Debt, (C) the amortization of deferred financing cost, and (D) any interest not paid in cash or out of other assets of the Borrower or the Guarantors in respect of the QMI Subordinated Debt), (ii) the imputed interest component of any element of Consolidated Debt (such as capital leases) which would not be classified as interest expense pursuant to (i), and (iii) the aggregate of all purchase discounts relating to the sale of (a) bankers acceptances or other instruments sold at a discount, and (b) accounts receivable in connection with any asset securitization program, all as determined at such time in accordance with GAAP.

            In circumstances where the proceeds of disposition of a Former Contributor (as defined in the definition of "Consolidated EBITDA") or its property have been used to repay Accommodations Outstanding under Facility A or Term Facility C during such period, for the purpose of calculating Consolidated Interest Charges, the amounts so repaid shall be deducted from the Consolidated Debt on which the calculation of Consolidated Interest Charges for such period would otherwise have been made, and Consolidated Interest Charges shall be reduced accordingly on a pro forma basis. Similarly, in circumstances where Consolidated Debt was incurred or assumed in connection with the acquisition of a Person or Operating Business (as defined in the definition of "Consolidated EBITDA"), the amounts so incurred or assumed shall be added to the Consolidated Debt on which the calculation of Consolidated Interest Charges for such period would otherwise have been made, and Consolidated Interest Charges shall be increased accordingly on a pro forma basis.".

5.
The definition of "Defeasance" is deleted and replaced by the following:

    " "Defeasance" means the prepayment of the Existing Notes and the Existing Credit Agreement such that all amounts payable thereunder, whether for obligations due or to become due, have been irrevocably paid on the Closing Date to the trustee or agent thereunder, as the case may be, such that (i) no Person shall have any further claim in respect of Debt under the Existing Credit Agreement against the Borrower or its subsidiaries, (ii) the Existing Notes shall be cancelled within 30 to 60 days following the Closing Date, and (iii) the Existing Credit Agreement shall be cancelled not more than 15 days following the Closing Date.".

6.
The definition of "Leverage Ratio" is amended by excluding the QMI Subordinated Debt from the numerator for all periods after the repayment in full and cancellation of Term Facility B. Consequently, the definition now provides as follows:

    " "Leverage Ratio" means, at any time, the ratio of Consolidated Debt of the Borrower and its subsidiaries (but excluding the QMI Subordinated Debt in respect of all periods commencing with the period ending on the last day of the first quarter in which Term Facility B has been repaid in full and cancelled) to Consolidated EBITDA, calculated in the manner prescribed in Section 8.03(a) at such time.".

7.
The definition of "Permitted Debt" is amended by adding to clause (ii), immediately before the semi-colon, the expression "and the QMI Subordinated Debt".

8.
The definition of "Permitted Distributions" is amended (A) by adding at the end of paragraph (a) the expression ", except in respect of the payment of principal on the QMI Subordinated Debt, to the extent permitted by paragraph (i) below;", and (B) by deleting paragraph (b) and replacing it with the expression "regularly scheduled payments of interest on the Senior Notes, on Subordinated Debt and on the QMI Subordinated Debt".

9.
A new definition of "QMI Subordinated Debt" is added in the appropriate alphabetical order, as follows:

    " "QMI Subordinated Debt" means Debt of the Borrower owed to Quebecor Media Inc. which (i) is unsecured, (ii) may not exceed an amount in principal of $500,000,000 at any time outstanding, including interest accrued thereon or paid in kind (for greater certainty, such maximum amount of principal does not limit the amount of interest that may accrue on such principal, other than pursuant to clause (iii) below), (iii) bears interest at a variable rate not exceeding the three month bankers' acceptance rate quoted on Reuter's Services, page CDOR, as at approximately 10:00 a.m. on the relevant determination day plus 1.5% per annum, or at a fixed rate not exceeding 7% per annum, (iv) does not permit any payment of interest or principal following a Default which is continuing or an Event of Default which has not been waived or if a Default would result from such payment, and (v) provides that the Accommodations Outstanding and any other amounts payable under any Credit Document will have the benefit of such subordinated terms.".

10.
The definition of "Term" is deleted and replaced by the following:

    " "Term" means the period commencing on the Closing Date and terminating with respect to (i) Facility A, on October 31, 2012, (ii) Term Facility B, six (6) years from the Closing Date, and (iii) Term Facility C, on October 31, 2012.".

11.
Section 1.06 is deleted and replaced by the following:

    "Section 1.06Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time. However, all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing the audited consolidated financial statements of the Borrower for the period ended December 31, 2006, except as otherwise specifically prescribed herein.

            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.".

12.
A new Subsection 2.02(4) is added as follows:

            "(4)    Provided there exists no Default or Event of Default at such time and subject to the successful syndication of Facility A for such additional amount, during the Term of Facility A, the Borrower may, upon notice to the Administrative Agent, request an increase in Facility A by an amount of Cdn$5,000,000. The Borrower shall indicate to the Administrative Agent which existing Lenders or additional lenders (provided such additional lenders respect the requirements hereunder, and subject to the consents of the Administrative Agent, the Issuing Lender and the Swingline Lender, which shall not be unreasonably withheld) will be providing the additional Facility A Commitment pursuant to an agreement in form and substance satisfactory to the Administrative Agent and its counsel ("Joinder Agreement"). The Borrower shall also deliver to the Administrative Agent all documents reasonably required by the Administrative Agent and its counsel.

            The Joinder Agreement shall include a representation by each Loan Party (i) certifying that such Loan Party has approved and consented to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 of the Credit Agreement and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this subsection, the representations and warranties contained in Section 7.01(t) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.01, and (B) no Default or Event of Default exists.

            If Facility A is increased in accordance with this Subsection, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increased Facility A Commitment. The Administrative Agent shall promptly notify the Borrower and the Facility A Lenders of the final allocation of such increase and the Increase Effective Date of the increased Facility A Commitment."

13.
Subsection 2.04(3) is amended by replacing the date of "January 31, 2009" by the date of "July 31, 2012".

14.
Subsection 2.05(5) is amended by replacing the words "Mandatory Repayment" with the words "Mandatory Prepayment" wherever they appear in that subsection.

15.
Section 2.06 is amended by adding the following expression to the end of the first paragraph immediately before the expression ", as the case may be": "(or the remaining balance of the relevant Credit Facility)".

16.
Section 8.01(c) is amended by replacing the number "60" in the second line with the number "75".

17.
A new subsection 8.01(q) is added as follows:

    "(q)    QMI Subordinated Debt.    With the proceeds of the first advance under the QMI Subordinated Debt, the Borrower will comply with its notice sent pursuant to Section 2.06 on October 22, 2007 to voluntarily prepay all amounts owing to the Term Facility B Lenders under Term Facility B, which will occur substantially contemporaneously with the coming into force of the Fifth Amending Agreement.".

18.
Section 8.02(d) is amended by adding the following at the end of clause (v) immediately before the semi-colon: "(provided that for greater certainty, the aforesaid limit of $50,000,000 shall not apply in respect of proceeds of any Disposition that are reinvested in accordance with Section 2.05(2) hereof)" and by removing the $50,000,000 limitation on asset swaps in clause (viii). Consequently, Section 8.02(d) now provides as follows:

    "(d)    Disposal of Assets Generally.    Dispose of, or permit any of the Guarantors to Dispose of, any Assets to any Person, other than, (i) any disposition of Assets between the Loan Parties; (ii) pursuant to a transaction consummated in accordance with Section 8.02(c); (iii) Dispositions of inventory and other Assets in the ordinary course of business; (iv) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, the Disposition of the Florida Sun at fair market value; (v) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, any other bona fide Dispositions at fair market value, provided the proceeds thereof are dealt with in accordance with Section 2.05(2) hereof to the extent applicable, and in any event limited to an aggregate maximum amount during the Term of Facility A, Term Facility B or Term Facility C, whichever expires last, together with all sale and leaseback transactions referred to in clause (vii) below, of $50,000,000 (provided that for greater certainty, the aforesaid limit of $50,000,000 shall not apply in respect of proceeds of any Disposition that are reinvested in accordance with Section 2.05(2) hereof); (vi) Dispositions of Assets which are obsolete, worn out, surplus, damaged or of no material economic value in the Business; (vii) sale and leaseback transactions, subject to the limitations in clause (v) above, and (viii) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, bona fide exchanges of similar Assets at fair market value.".

19.
Section 8.02(j) is deleted.

20.
Section 8.03(a) is deleted and replaced by the following:

    "(a)    Leverage Ratio.    Maintain, at all times, tested as at the end of each Financial Quarter in each Financial Year, a maximum Leverage Ratio, calculated as at the end of such Financial Quarter for the four Financial Quarters then ended, of 3.75:1.".

21.
Section 8.03(b) is deleted and replaced by the following:

    "(b)    Interest Coverage Ratio.    Maintain, at all times, tested as at the end of each Financial Quarter in each Financial Year, a minimum Interest Coverage Ratio, calculated as at the end of such Financial Quarter for the four Financial Quarters then ended, of 2.5:1.".

22.
Section 8.03(c) is deleted.

23.
Section 12.01 is deleted and replaced by the following:

    "Section 12.01.    Amendment.    (1) Subject to subsections (2) and (3), no amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Borrower or any other Person from such provisions, is effective unless in writing and approved by the Majority Lenders (it being understood that, with respect to any amendment, waiver or consent pertaining to a specific Credit Facility without affecting the Lenders generally, Majority Lenders shall refer to the "Majority Lenders" under such Credit Facility) and signed by the Administrative Agent. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

            (2)    Except for the changes provided for in clauses (vii) and (x) of this Section 12.01(2) (which shall require the written approval of all Lenders), only written amendments, waivers or consents signed by all the Lenders affected thereby shall (i) increase a Lender's Commitment or subject any Lender to any additional obligation, or increase the aggregate Commitments hereunder; (ii) reduce the principal amount of, or interest on, directly or indirectly, any Accommodation Outstanding or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees, or otherwise postpone or extend any maturity date, including in relation to a Mandatory Prepayment; (iv) change (y) the percentage of the Commitments, or (z) the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (v) permit any amendment to or termination of any of the Security Documents or release any of the collateral subject thereto (except as otherwise permitted in Section 10.04(4)); (vi) permit the release of any Guarantor or the amendment of any guarantee provided by any Guarantor (except as otherwise permitted by Section 10.4(4)); (vii) change the definition of Majority Lenders; (viii) modify or waive any condition precedent provided for in Article 6; (ix) modify the application of payments contemplated by Section 2.09 or 9.05, or the rateable application of same in accordance with the provisions of Section 10.04; or (x) amend this Section 12.01(2).

            (3)    Only written amendments, waivers or consents signed by the Administrative Agent in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

            (4)    Only written amendments, waivers or consents signed by the Issuing Lender shall affect the rights or duties of the Issuing Lender under the Credit Documents, including under Article 5 of this Agreement."

III.  MISCELLANEOUS

1.
The Borrower hereby represents and warrants to each Lender that no Default has occurred which is continuing, no Event of Default has occurred which has not been waived and that it is in compliance with the financial covenants set forth in section 8.03 of the Credit Agreement.

2.
The Borrower shall pay upon demand all reasonable professional fees and disbursements incurred from time to time by the Administrative Agent in connection with the negotiation, preparation and delivery of this Fifth Amending Agreement and all other documents accessory hereto as well as any amendments to be made to any of the foregoing at any time and from time to time.

3.
The Term Facility C Lenders hereby expressly agree to the prior repayment of Term Facility B, notwithstanding any provisions requiring pro rata payment contained in the Credit Agreement, including Sections 2.05 and 2.06 thereof.

4.
This Fifth Amending Agreement replaces and supersedes all other verbal or written agreements among the Administrative Agent, the Lenders or anyone thereof and the Borrower relating to the amendments to the Credit Agreement contemplated herein or any other issues accessory to the transactions contemplated by this Fifth Amending Agreement.

5.
The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

SUN MEDIA CORPORATION		BANK OF AMERICA, N.A., as Administrative Agent
Per:	/s/ Jean-François Pruneau	Per:	/s/ Robert Rittelmeyer
	Authorized Signing Officer		Authorized Signing Officer

        The undersigned acknowledge having taken cognizance of the provisions of the foregoing Fifth Amending Agreement and agree that the Credit Documents executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Credit Documents in connection with the Credit Agreement, as amended by this Fifth Amending Agreement:

BOWES PUBLISHERS LIMITED		SUN MEDIA (TORONTO) CORPORATION
Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau

SMC NOMINEECO INC.
Per:	/s/ Jean-François Pruneau